NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 1, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(4) That all rights pertaining to the entire class of this security were extinguished on November 17, 2015. Each Convertible Preferred Unit has a stated amount of $100 and consist of a purchase contract issued by Stanley Black & Decker, Inc. and, initially, a 1/10, or 10%, undivided beneficial ownership in a $1,000 principal amount 4.25% junior subordinated note due November 17, 2018, issued by Stanley Black & Decker, Inc. Each purchase contract will obligate holders to purchase from Stanley Black & Decker, Inc., on November 17, 2015, for a price of $100, one share of Stanley Black & Decker, Inc. 4.75% Series B Perpetual Cumulative Convertible preferred stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 17, 2015.